Exhibit 10.8

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into as of November 22, 2010, (the “Effective Date”) by and between Saint Louis University (“SLU”), having an address at 3700 West Pine Mall, Fusz Memorial Hall, Second Floor, Saint Louis, Missouri 63108, and Ultragenyx Pharmaceutical Inc. (“LICENSEE”), having an address at 77 Digital Drive, Suite 210, Novato, California 94949.

WHEREAS, SLU is the owner by assignment of certain Patent Rights and Technology, as defined below, which SLU owns or controls, and the SLU has the right to grant licenses under such Patent Rights and Technology;

WHEREAS, SLU desires to have the Technology utilized in the public interest;

WHEREAS, LICENSEE has represented to SLU, to induce SLU to enter into this Agreement, that LICENSEE is engaged in the research and development of Beta-glucuronidase for commercial purposes.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, the parties hereby agree as follows:

1. DEFINITIONS

1.1. The term “Affiliate” means any person or entity which directly or indirectly owns or controls LICENSEE, or which is controlled by or under common control with LICENSEE. For purposes of this definition, “control” means the ownership by LICENSEE, directly or indirectly, of fifty percent (50%) or more of the outstanding equity securities of a corporation entitled to vote in the election of directors or the direct or indirect ownership by a person or entity of fifty percent (50%) or more of the outstanding equity securities of LICENSEE entitled to vote in the election of LICENSEE’S directors.

1.2. The term “Confidential Information” shall mean all ideas and information of any kind that are held in confidence by one Party and transferred, disclosed or made available by such Party to a receiving Party and are identified at the time of disclosure as being proprietary or confidential. The obligations in this Agreement with respect to Confidential Information shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by legally sufficient evidence (i) now or hereafter, through no act or failure to act on the part of the receiving Party, is or becomes public; (ii) is known to the receiving Party or one of its

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Affiliates at the time such Party receives such Confidential Information from the disclosing Party; (iii) is hereafter furnished to the receiving Party by an unrelated Third Party without violating any agreement with the disclosing Party; or (iv) is independently developed by the receiving Party or one of its Affiliates without use of any Confidential Information received from the other Party. LICENSEE, prior to disclosure of information believed by LICENSEE to fall into parts (i)-(iv) of this Section, shall provide written notice to SLU with sufficient time so that SLU can make an independent assessment as to whether the information is or is not Confidential Information.

1.3. The term “Fair Market Value” mean the cash consideration which LICENSEE or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.4. The term “FDA” means the United States Food and Drug Administration.

1.5. The term “Field of Use” means use of the beta-glucuronidase product candidate as a treatment for human disease.

1.6. The term “First Commercial Sale” means the first invoiced sale of a Licensed Product to a Third Party by LICENSEE following the receipt of any Regulatory Approval required for the sale of such Licensed Product.

1.7. The term “Licensed Product” means any service, product, process, or part thereof the manufacture, use, importation, sale or offer for sale of which in the absence of the license granted hereunder, would infringe a Valid Claim or during the period where any product has a license to Technology granted hereunder has market exclusivity as an Orphan Drug.

1.8. The term “Net Sales” means the gross sales of the Licensed Product invoiced by LICENSEE, its Affiliates or Sublicensees to a Third Party, less the following items:

(a) reasonable freight, packaging, shipping, storage, and insurance costs, if separately stated;

(b) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) rebates (price reductions, rebates to social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives, government mandated rebates and similar types of rebates, e.g., Pharmaceutical Price Regulation Scheme and Medicaid and discounts for quantity purchases, cash payments, and for wholesalers and distributors).

No deductions shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE or Sublicensees and on its payroll, or for cost of collections.

1.9. The term “Non-Commercial Research Purposes” shall mean use of Patent Rights and Technology for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the Patent Rights and Technology in the production or manufacture of products for sale or the performance of services for a fee.

1.10. The term “Orphan Drug” shall mean a Licensed Product for a specific indication for which the FDA has granted “Orphan-drug exclusive approval” as defined in 21 CFR Paid 316 or which be granted Orphan Drug exclusivity under similar regulations in the European Union or Japan.

1.11. The term “Patent Costs” means out-of-pocket expenses incurred by SLU in connection with the preparation, filing, prosecution, maintenance, and interference proceedings of patent applications and patents, including the fees and expenses of attorneys and patent agents, foreign and domestic, filing fees, maintenance fees, and annuity fees, but excluding costs associated with any patent infringement actions.

1.12. The term “Patent Rights” means the patent applications and patents listed in Exhibit A, including all related international filings, reissues, reexaminations, divisions, or continuations thereof and patent applications and any inventions, whether patented or not, which SLU owns or controls throughout the world, covering or related to the beta-glucuronidase product candidate.

1.13. The term “Party” means an individual, partnership, limited partnership, joint venture, trustee, trust, corporation, company, unlimited or limited liability company, unincorporated organization or other entity or a government, state or agency or political subdivision thereof.

1.14. “Parties” means SLU and LICENSEE.

1.15. The term “Regulatory Approval” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and/or sale of a Licensed Product in a regulatory jurisdiction within the Territory.

1.16. The term “Sale Transaction” means the merger of LICENSEE with and into a Third Party, or the sale to, or other acquisition by, a Third Party, of all or substantially all of the assets of the business of LICENSEE in which the Patent Rights and Technology forms part, or all or substantially all, of the equity interests in LICENSEE, but excluding, for greater certainty, the sublicensing by LICENSEE to a Third Party of any of the rights granted to LICENSEE hereunder.

1.17. The term “Sublicensee” means any Party to which LICENSEE has sublicensed the rights granted to it under Section 2 below and in accordance with the terms thereof, but the term “Sublicensee” shall not include: (i) any Affiliate of LICENSEE or (ii) any Party who manufactures a Licensed Product for LICENSEE or an Affiliate of LICENSEE but does not sell such Licensed Products other than to LICENSEE or an Affiliate of LICENSEE.

1.18. The term “Sublicensing Revenue” means all upfront, milestone and royalty payments and other consideration received by LICENSEE from a Sublicensee in consideration for the sublicensing by LICENSEE of all or part of the rights granted to it under Section 3 below and in accordance with the terms thereof, except for direct reimbursement of research expenditures actually incurred and excluding any research and development grants. Any non-cash consideration so received by LICENSEE from Sublicensees shall be valued at its Fair Market Value as of the date of receipt.

1.19. The term “Technology” means scientific information, knowledge and know-how and materials related to SLU’s beta-glucuronidase product candidate for the treatment of [***].

1.20. The term “Term” has the meaning ascribed to it in Section 11.1.

1.21. The term “Territory” means World Wide.

1.22. The term “Third Party” means any Party other than LICENSEE, its Affiliates, Distributors, Sub-Distributors, or SLU.

1.23. The term “Valid Claim” means a claim in any unexpired patent or patent application listed in Exhibit A or contained in the Patent Rights that has not been disclaimed, revoked or held invalid or unenforceable by a final unappealable decision of a court or government agency of competent jurisdiction.

2. GRANT OF RIGHTS

2.1. License to Patent Rights and Technology. Subject to the terms and conditions hereof, SLU hereby grants to LICENSEE, who accepts, an exclusive license under the Patent Rights and the Technology in the Field of Use in the Territory, to develop, have developed, to make, have made, to use, have used, to import, have imported, to offer for sale, sell and have sold any Licensed Product. The license granted under this section shall remain in effect throughout the Term and shall, subject to Section 2, be sublicensable by LICENSEE and/or its Sublicensees through multiple tiers.

2.2. Affiliates and Distributors. LICENSEE may exercise its rights and delegate its obligations under this Agreement through and to its Affiliates, distributors and sub-distributors through multiple tiers. Such exercise shall not constitute a sublicense of the rights granted to it hereunder.

2.3. Retained Rights. The exclusivity of the above license is subject to the retained rights of SLU defined by:

(a) make, use and further develop the Patent Rights and Technology for its own educational, research and patient care purposes;

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(b) grant to others non-exclusive licenses to make and use for Non-Commercial Research Purposes the subject matter described and claimed in Patent Rights and Technology;

(c) grant licenses to Third Parties outside the Field of Use expressly granted herein.

2.4. Federal Government Rights Reserved. Notwithstanding the exclusive license granted herein, the Federal Government shall receive all the rights to the Patent Rights and Technology as required by law or regulation to be reserved to the government. The Parties agree that the Federal Government is hereby granted a non-exclusive, non-transferable, irrevocable, royalty free license to practice or have practiced on its behalf throughout the world the Patent Rights and Technology. All rights granted in this Agreement are expressly granted subject to the rights of the Federal Government and such rights are specifically reserved to the Federal Government by this Agreement.

2.5. Consulting Agreements. In the event LICENSEE desires to have a consulting agreement with any SLU faculty member(s), any such consulting agreement will be separate and apart from this Agreement, and in accord with SLU policy and procedures.

2.6. Sponsored Research Agreements. In the event LICENSEE desires to fund research at SLU, such research agreements shall be separate and apart from this Agreement, and in accord with SLU policy and procedures.

3. SUBLICENSING

3.1. The right of the LICENSEE to sublicense, in whole or in part, the rights and obligations contained in this Agreement is prohibited without prior written consent from SLU, Should SLU grant to LICENSEE in writing the right to sublicense, in whole or in part the rights and obligations contained in this Agreement, any sublicense will be subject to the following:

(a) LICENSEE shall execute a written sublicense with each Sublicensee which shall be subject to LICENSEE’s rights and obligations under the terms of this Agreement. LICENSEE shall cause any such sublicense agreement to contain terms that are at least as protective of the Patent Rights and the Technology and Confidential Information of SLU as the terms set forth in this Agreement, and that also include no provisions that would be in violation of the license grant set forth in this Agreement. Any such sublicense agreement shall further: (i) prohibit Sublicensee’s further sublicense of the rights delivered hereunder; (ii) name SLU as an intended third party beneficiary of the obligations of Sublicensee without imposition of obligation or liability on the part of SLU to the Sublicensee; and (iii) bear signature from SLU indicating SLU’s review and approval of the sublicense agreement. To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against SLU, even through SLU has approved the sublicense in writing.

(b) LICENSEE shall be solely responsible for the enforcement of the terms of any sublicense and for collection of payment due thereunder.

(c) SLU shall be entitled to request a separate accounting from LICENSEE of any Sublicensing Revenue on a yearly or less frequent basis.

(d) Upon termination of this Agreement as provided hereunder, SLU will stand in the place of LICENSEE with respect to the Sublicensee for a period of [***] days during which time SLU will negotiate with Sublicensee in good faith and under reasonable terms and conditions to execute a new license between Sublicensee and SLU. If no new license is completed within the [***] day period, the sublicense will terminate.

4. PAYMENTS

4.1. License Issue Fee. LICENSEE shall pay to SLU a one-time, sign-on fee in the amount of Ten Thousand United States Dollars (USD $10,000.00) (the “License Issue Fee”), payable within [***] days after the Effective Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2. Milestone Payments. LICENSEE shall provide SLU with written notice within [***] days of its achievement of each of the milestone events set forth below. Within [***] days after delivering each such notice, LICENSEE shall pay to SLU the amounts set forth below:

Milestone	Amount
Approval of a glucuronidase-based enzyme therapy for treatment for MPS VII	$100,000

4.3. Royalty Payments. Subject to section 9.4, beginning after the first $[***] of cumulative worldwide sales of the product and during the Term. LICENSEE shall pay to SLU a royalty of:

4.3.1	[***] percent ([***]%) on Net Sales in any country or region, other than the United States, Japan and the European Union, where there is a Valid Claim covering a Licensed Product.

4.3.2	[***] ([***]%) on Net Sales in the United States, Japan and the European Union where there is a Valid Claim covering a Licensed Product or during the period where the Licensed Product has market exclusivity as an Orphan Drug.

Royalty payments shall be made in accordance with Section 4.5.

4.4. Additional expenses. Each party shall bear its own legal and professional expenses in connection with the negotiation and execution of this license agreement.

4.5. Reporting and Payment Terms. Commencing on the First Commercial Sale, LICENSEE agrees to deliver to SLU, within [***] days after each [***]-month period, CFO (or equivalent) signed payment of royalties owed and a report showing the information on which provided payments are calculated, including a breakdown of Net Sales of each Licensed Product on a country-by-country basis and to accompany each such report with the payment shown to be due thereby.

4.6. Currency Conversion. If any currency conversion is required in connection with any payments to SLU hereunder, Net Sales shall first be calculated in the relevant foreign currency and then converted to U.S. Dollars against the currency in question on the rate of exchange applicable using the currency exchange rates quoted by Bloomberg Professional, a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

service of Bloomberg L.P., during the period of such Net Sales, or in the event Bloomberg Professional is not available, then International Financial Statistics (publisher, International Monetary Fund) during the royalty period of such Net Sales, for the currency of the country in which the sale is made at the average rate of exchange during the royalty period of such Net Sale

4.7. Royalty Stacking. If LICENSEE pays if obliged to pay royalties to a Third Party for patents necessary to the manufacture, use or sale of a Licensed Product(s), then LICENSEE may credit [***] percent ([***]%) of the Third Party royalties paid against royalties otherwise due to SLU for the Net Sales; provided, however that the royalties paid to SLU for the Net Sales shall not be less than [***] percent ([***]%) of those otherwise due. Such reduction of royalties allowed hereunder shall apply on an annual basis with no carryover of Third Party royalty balance from one calendar year to the following calendar year.

4.8. Development Assistance. SLU shall provide LICENSEE with all information related to the Patent Rights and Technology as may be known or possessed by SLU and may be reasonably necessary for LICENSEE to exploit the license granted in this agreement. SLU shall provide LICENSEE with reasonable technical assistance in connection with such transfer of the information related to the Patent Rights and Technology. Technical assistance after completion of the license is not to exceed [***] business hours of work, and LICENSEE shall pay SLU for any necessary technical assistance at a nominal rate of $[***] per hour, plus approved expenses. These expenses may include a single trip for two people to LICENSEE or an agent of LICENSEE to assist in technology transfer of the production process.

5. BEST EFFORTS

LICENSEE shall use its best efforts to (a) develop a Licensed Product and bring the Licensed Product to Market as soon as practicable, consistent with sound and reasonable business practices and judgment; and (b) LICENSEE shall market, promote, manufacture and sell the Licensed Product, whether it be itself or through Sublicensees, throughout the term of this Agreement. LICENSEE’s failure to perform in accordance with this Section shall be grounds for SLU to terminate or render this license non-exclusive. In making this determination, SLU shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. INTELLECTUAL PROPERTY

6.1. Each Party shall own and retain all right, title and interest in all intellectual property that: (a) was created, discovered, developed or conceived and reduced to practice by such Party prior to the Effective Date; or (b) was created, discovered, developed or conceived and reduced to practice by such Party after the Effective Date but is unrelated to the subject matter of this Agreement.

6.2. LICENSEE (for itself and Sublicensees) acknowledges and agrees that SLU is and shall remain (as to LICENSEE) the owner of the Patent Rights and the Technology, and that LICENSEE (including its Affiliates and Sublicensees) has no rights in or to the Patent Rights or the Technology except as provided hereunder.

6.3. As between SLU and LICENSEE, any invention that is solely conceived under this Agreement by SLU, including any improvements and enhancements related to the Patent Rights or the Technology, whether patentable or not, shall be owned by SLU, including all intellectual property rights therein. SLU shall license any such improvements (to the extent it is contractually permitted to do so), to LICENSEE under the terms of this Agreement and free of any additional royalty expense. In the event SLU is not contractually permitted to Licenses any such Improvements to LICENSEE, SLU shall offer LICENSEE an option to obtain exclusive license rights to any improvements developed by SLU individually or jointly with others (to the extent contractually permitted to do so). The parties will negotiate in good faith for a period of time not to exceed [***] months to establish the terms of a separate license agreement related to any improvements and enhancements related to the Patent Rights or the Technology. In addition, any invention that is solely conceived under this Agreement by LICENSEE or its Affiliates Sublicensees, including any improvements and enhancements related to the Patent Rights or the Technology, whether patentable or not, shall be owned by LICENSEE, including all intellectual property rights therein.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7. DISCLAIMERS

7.1. SLU Representations. SLU represents and warrants that:

(a)	it has full authority to enter into this Agreement;

(b)	it is not a Party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to enter into this Agreement;

(c)	it has and shall continue during the Term to have the full right and legal capacity to grant the rights granted to LICENSEE hereunder;

(d)	it is not aware of any information or fact that would render any of the Patent Rights invalid or unenforceable and that it has exclusive title to and ownership of all Patent Rights and Technology;

(e)	neither SLU nor any of its faculty, professors, students, staff or employees received funding from any Third Party to create, discover, develop or conceive and reduce to practice the Patent Rights and/or the Technology, which funding would entitle Third Party to any rights whatsoever to the results of any such funding; and

(f)	the patents and patent applications listed in Exhibit A constitute all of the Patent Rights owned or Controlled by SLU in connection with the Technology (as used in this Section, “Controlled” means the ability of SLU to grant a license or sublicense, other than as a result of this Agreement and without violating the terms of any agreement or other arrangement with any Third Party).

7.2. LICENSEE Representations. LICENSEE hereby represents and warrants that:

(a)	it has full authority to enter into this Agreement; and

(b)	it is not a Party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to enter into this Agreement or to perform its obligations under this Agreement.

7.3. Warranty Disclaimer. SLU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSES OR IMPLIED. Nothing in this Agreement is or shall be construed as:

(a)	a warranty or representation by SLU as to the validity or scope of any Patent Rights, issued or pending;

(b)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of Third Parties;

(c)	a warranty of merchantability or fitness for a particular purpose;

(d)	an obligation to bring or prosecute actions or suits against Third Parties for infringement, except to the extent and in the circumstances described in Section 9.3;

(e)	a grant by implication, estoppel, or otherwise of any licenses under patent applications or patents of SLU or Third Parties other than as provided in Section 2 hereof; or

(f)	a warranty of the usefulness, accuracy or safety of the Licensed Products.

7.4. Additional Disclaimer of Liability. SLU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF SLU FOR INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, ATTORNEYS’ FEES, EXPERTS’ FEES AND COURT COSTS (EVEN IF SLU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES, OR COSTS) ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PATENT RIGHTS AND TECHNOLOGIES LICENSED UNDER THIS AGREEMENT. LICENSEE, AFFILIATES AND SUBLICENSEE(S) ASSUME ALL RESONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT MANUFACTURED, USED, OR SOLD BY LICENSEE, AFFILIATES AND SUBLICENSEE(S) WHICH IS A LICENSED PRODUCT(S) AS DEFINDED IN THIS AGREEMENT.

8. INDEMNIFICATION AND INSURANCE

8.1. Indemnification by LICENSEE. LICENSEE agrees to indemnify, hold harmless and defend SLU, its trustees, officers, employees and agents, against any and all liability and/or damages with respect to any claims, suits, demands, judgments or causes of action (collectively “SLU Losses”) arising out of (a) the development, manufacture, storage, sale or other distribution, or any other use of Licensed Products or Patent Rights, or exercise of rights granted hereunder, by LICENSEE or Sublicensees, distributors, agents or representatives; and/or (b) the use by end-users and other Third Parties of Licensed Products. In the event any such claims, demands or actions are made, LICENSEE shall defend SLU at LICENSEE’s sole expense by counsel selected by LICENSEE. No settlement, consent judgment or other voluntary final disposition may be entered into without the prior written consent of SLU, which consent shall not be unreasonably withheld.

8.2. Insurance. During the Term of this Agreement, LICENSEE shall procure and maintain occurrence-based comprehensive general liability insurance in amounts not less than $[***] per claim and $[***] annual aggregate and name SLU, its trustees, officers, employees and agents as an additional insured. Such comprehensive general liability insurance shall provide (i) [***] and (ii) [***]. If LICENSEE elects to self-insure all or part of the limits described above, such self-insurance program must be reasonably acceptable to SLU. LICENSEE agrees that no amount greater than the sum of $[***] shall be deductible under LICENSEE’s primary coverage for SLU and LICENSEE against any claims or suits arising from alleged defects in Licensed Products. The minimum amounts of insurance coverage required shall not be construed to create or limit LICENSEE’s liability with respect to its indemnification under this Agreement.

At the time as any Licensed Product is first used in commerce or in humans, LICENSEE shall provide SLU with a certificate or certificates of insurance evidencing that SLU has been named as an additional insured Party, along with its trustees, officers, employees and agents, and evidencing that the insurer(s) is/are required to notify SLU in writing at least [***] days in advance of any termination of the policy or certificate, or any modification that would cause LICENSEE no longer to be in compliance with the provisions of this Section, or would cause the representation and warranties set forth above in this Section no longer to be true, such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

written notification to specify the reason for such termination, the nature of the proposed modification, as the case may be. It is expressly agreed by the Parties that the provisions of this Section regarding insurance shall in no way limit LICENSEE’s indemnity obligation, except to the extent that LICENSEE’s insurer(s) actually pays SLU amounts for which SLU is entitled to be indemnified under this Agreement, nor shall SLU have any obligation to pursue any insurer as a precondition to its rights to be indemnified by LICENSEE. If LICENSEE does not obtain replacement insurance within such [***] day period specified above, SLU shall have the right to terminate this Agreement effective at the end of such [***] day period without notice or any additional waiting periods.

9. PROSECUTION, MAINTENANCE AND ENFORCEMENT OF PATENT RIGHTS

9.1. Prosecution and Maintenance.

(a) SLU shall have full control over filing, prosecution and maintenance of the patent applications and patents contained in the Patent Rights. SLU will keep LICENSEE advised of the status of patent prosecution by promptly providing LICENSEE with copies of official communications about the patent applications and patents contained in the Patent Rights in sufficient time to allow for review and comment by LICENSEE. LICENSEE shall have reasonable opportunities to advise and cooperate with SLU in such filing, prosecution and maintenance.

9.2. Patent Costs.

(a) All Patent Costs shall be the responsibility of LICENSEE, whether incurred prior to or after the Effective Date of this Agreement. LICENSEE shall reimburse SLU for such Patent Costs incurred by and billed to the SLU prior to the Effective Date of this Agreement will be payable to SLU within 30 days after the Effective Date of this Agreement. Patent Costs incurred after the Effective Date of this Agreement, or Patent Costs incurred before, but billed to SLU after the Effective Date of this Agreement, shall be paid by LICENSEE within [***] days of the receipt of an invoice from SLU. Payments pursuant to this Section 9.2(a) are not creditable against royalties.

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(b) LICENSEE may elect to surrender a portion or all of its license rights under the Patent Rights in any country by providing to SLU written notice of such intent at least [***] days contained in the Patent Rights, as set forth at Section 9.1, upon the expiration of the [***] day notice period (or such longer period specified in LICENSEE’s notice). In the event LICENSEE elects to surrender any or all of license rights under the Patent Rights, such applicable patent(s) and/or patent application(s) shall be excluded from the definition of “Patent Rights” and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to SLU, and may thereafter be freely licensed by SLU to Third Parties.

9.3. Enforcement of Patent Rights.

(a) In the event LICENSEE or SLU becomes aware of any actual or potential infringement of any Patent Rights, that Party shall promptly notify the other and the Parties shall discuss the most appropriate action to take. SLU and LICENSEE will cooperate with each other to attempt to terminate such infringement without litigation.

(b) If attempts to abate such infringement are unsuccessful, LICENSEE shall consult with SLU and shall consider the views of SLU regarding the advisability of the proposed action and its effect on the public interest. LICENSEE may (without being required to) bring an action at its own expense, in which event SLU shall cooperate with LICENSEE as reasonably requested, at LICENSEE’s expense. No settlement, consent judgment or other voluntary final disposition of the action may be entered into without the prior written consent of SLU, which consent shall not be unreasonably withheld. To the extent LICENSEE’s recoveries from such infringement action exceed LICENSEE’s expenses, LICENSEE agrees to pay SLU [***] percent ([***]%) of such excess recoveries; provided that any of LICENSEE’s expenses not recovered shall be credited towards any future royalties, annual maintenance fees, milestone payments, the Minimum Annual Revenue or any other payments, as provided in Section 3. For greater certainty, such of LICENSEE’s expenses in excess of recoveries shall not be credited towards any future Patent Costs, as provided in Section 9.2.

(c) If required by law, SLU shall permit any action under this Section to be brought in its name, including being joined as a Party-plaintiff, provided that LICENSEE shall hold SLU harmless from, and indemnify SLU against, any costs, expenses, or liability that SLU incurs in connection with such action.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) In the event that LICENSEE elects not to institute or prosecute any suit to enjoin or recover damages from any infringer, then SLU alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and any settlement or award which may be obtained shall solely belong to SLU.

9.4. Third Party Infringement Claims.

(a) In the event any Licensed Product becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world by virtue of the incorporation of the Patents Rights therein (a “Third Party Infringement Claim”), the Parties shall promptly give notice to the other and meet to consider the Third Party Infringement Claim and the appropriate course of action and LICENSEE shall remit any payments due to SLU under this Agreement in escrow from the date of such Third Party Infringement Claim until final resolution of such claim (the “Period”). LICENSEE shall have the right, but not the obligation, to conduct the defense at its own expense of any such Third Party Infringement Claim brought against LICENSEE and/or SLU, in which event SLU shall cooperate with LICENSEE as reasonably requested, at LICENSEE’s expense. In no event may a settlement, consent judgment or other voluntary final disposition of the Third Party Infringement Claim be entered into without the prior written consent of SLU, which consent shall not be unreasonably withheld.

(b) In the event a Third Party Infringement Claim is dismissed by a final unappealable decision, monies held in escrow pending such final unappealable decision (“the Monies”) will be remitted to SLU as entire fulfillment of LICENSEE’s financial obligations hereunder during the Period.

(c) In the event a Third Party Infringement Claim is upheld, whether by a Court or a settlement, an amount equal to the Monies minus [***] percent ([***]%) of the consideration actually paid to the Third Party with respect to such claim will be remitted to SLU as entire fulfillment of LICENSEE’s obligations hereunder during the Period. The balance of the Monies will be remitted to LICENSEE. Thereafter, LICENSEE shall pay to SLU a royalty of [***] percent ([***]%) on Net Sales in the country where such Third Party Infringement Claim was brought.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10. REPORTING, VERIFICATION AND PAYMENT

10.1. Books and Records. LICENSEE agrees to keep proper records of scientific research and keep records of the latest [***] years of Net Sales of Licensed Products in accordance with generally accepted accounting practices. Such records shall include all information necessary for the accurate determination of royalty payments, Sublicensing Revenue and milestone achievement.

10.2. Audit. SLU, at its own expense, shall have the right, [***] per calendar year, and upon [***] days prior written notice, to have a certified public accountant, selected by SLU and reasonably acceptable to LICENSEE, inspect and audit in the location(s) where such records are maintained, the records of LICENSEE during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due hereunder by LICENSEE, with all information disclosed being deemed Confidential Information of LICENSEE. Such audit shall be completed within [***] business days, subject to extension by the auditor if the auditor reasonably determines in good faith that data or information it requires is not available and identifies the data or information required. Results of such audit shall be made available to the Parties. If the audit reflects an underpayment of amounts due to SLU pursuant to this Agreement, such underpayment shall be promptly remitted to SLU by LICENSEE. If the underpayment is equal to or greater than [***] ([***]%) percent of the amount that was otherwise due, SLU shall be entitled to have LICENSEE pay the reasonable out-of-pocket costs incurred by SLU to retain such independent certified public accountant to conduct such review. Any underpayment is subject to the late payment fee of Section 10.5.

10.3. Foreign Payments. Royalties based on Net Sales in any foreign country shall be payable to SLU in United States Dollars. Dollar amounts shall be calculated using the foreign exchange rate, as published by the Wall Street Journal, in effect for such foreign currency on the last business day of each quarter for which a report is required. Where royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, LICENSEE has the right to place SLU’s royalties in a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

bank account in such country in the name of and under the sole control of SLU; provided, however, that the bank selected be reasonably acceptable to SLU and that LICENSEE inform SLU of the location, account number, amount and currency of money deposited therein. After SLU has been so notified, those monies shall be considered as royalties duly paid to SLU and will be completely controlled by SLU.

10.4. Taxes. Taxes imposed by any foreign or United States governmental agency on any payments to be made to SLU by LICENSEE hereunder shall be paid by LICENSEE without deduction from any payment due to SLU.

10.5. Late Payments. Late payments shall be subject to a charge of [***] percent ([***]%) per month compounded. LICENSEE shall indemnify SLU for all attorneys’ fees and costs incurred by SLU in obtaining a full payment of late payments owed to SLU. The payment of such late charges shall not prevent SLU from exercising any other rights it may have as a consequence of the lateness of any payment.

11. TERM AND TERMINATION

11.1. Term. Unless earlier terminated under this Section 11.2, this Agreement shall become effective as of the date of this Agreement and expire the latest date of when the Orphan Drug exclusively expires in the United States, Japan or the European Union, or until the last patent based on technology licensed hereunder shall terminate, lapse or invalidation of the last remaining Valid Claim in the Territory, at which time the licenses granted to LICENSEE under this Agreement to snake, have made, to use, have used, to import, have imported, to offer for sale, sell and have sold any Licensed Product shall be fully paid-up. For greater certainty, SLU acknowledges and agrees that during the Term, no royalties shall be due by LICENSEE to SLU for Net Sales in countries where there is no Valid Claim Covering a Licensed Product in such countries.

11.2. Termination.

(a) Termination by LICENSEE. LICENSEE may terminate this Agreement by giving a ninety (90) written notice to SLU. Further:

(i)	LICENSEE shall pay all amounts due and owing as of the effective date of termination; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	LICENSEE shall submit a report of the type described in Section 10.1.

(b) Termination by SLU. SLU may terminate this Agreement if LICENSEE:

(i)	materially breaches this Agreement in a manner that can be cured (including but not limited to failure to pay annual maintenance fees, milestones, royalties or reports thereof) and such breach remains uncured for ninety (90) days following written notice of breach, such notice stating the nature of the defaults claimed by SLU;

(ii)	is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of LICENSEE’s assets, and such petition, assignment or appointment prevents LICENSEE (as a legal or as a practical matter) from performing its obligations under this Agreement, or such petition, assignment or appointment is not otherwise dismissed or vacated within ninety (90) days; or

(iii)	files a claim against SLU related to the Licensed Product, Patent Rights and/or Technology.

11.3. Consequences of Expiration or Termination.

(a)	In the event of expiration of this Agreement or termination of the Agreement for any reason whatsoever:

(i)	neither Party shall be discharged from any liability or obligation to the other that became due or payable prior to the effective date of such expiration or termination;

(ii)	SLU is under no obligation to refund any payments made by LICENSEE to SLU prior to the effective date of such termination or expiration;

(iii)	the rights and obligations of the Parties under Sections 4.1, 6, 7, 8, 10.1, 10.2, 11.3, 12 and 13 shall survive any expiration or termination of this Agreement; and

(iv)	in any sublicense, SLU will stand in the place of LICENSEE with respect to the Sublicensee for a period of ninety (90) days during which time SLU will negotiate in good faith under reasonable terms and conditions with Sublicensee to execute a new license between Sublicensee and SLU, and if no new license is completed within the ninety (90) day period, the sublicense will terminate.

(b)	In the event of termination of the Agreement:

(i)	if LICENSEE or its Sublicensees then possess Licensed Product in inventory, have started the manufacture thereof or have accepted orders therefore, LICENSEE or its Sublicensees shall have the right, for up to one hundred twenty (120) days following date of termination, to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Licensed Product, in order to fulfill such accepted orders, subject to the obligation of LICENSEE to pay SLU the royalty payments therefore as provided in Section 3 of this Agreement;

(ii)	subject to Section 11.3(b)(i), LICENSEE shall discontinue the manufacture, use, marketing, offering for sale and sale of Licensed Products; and

(iii)	LICENSEE shall provide a final report of the type described in Section 10.1, including any allowable post-termination sales, by no later than thirty (30) days following the expiry of the 120-day period referred to in Section 11.3(b)(i).

12. CONFIDENTIAL INFORMATION

Each of SLU and LICENSEE shall hold in confidence any Confidential Information (including trade secrets) disclosed by the other or otherwise obtained by such Party from the other Party as a result of this Agreement, and each of SLU and LICENSEE shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. LICENSEE shall have the right to provide Confidential Information to its Affiliates and Sublicensees, subject to the confidentiality obligations imposed by this Section. Without the prior written consent of the disclosing Party, a receiving Party shall not use, disclose, or distribute any Confidential Information, in whole or in part, except as required to perform such Party’s obligations under this Agreement or in exercise or furtherance of its rights under this Agreement. Access to the disclosing Party’s Confidential Information shall be restricted to the receiving Party’s employees, agents and consultants, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the use and confidentiality restrictions of such Confidential Information. The obligations set forth in this Section shall survive any termination or expiration of this Agreement in perpetuity (with respect to trade secrets and confidential financial information) and for the length of the life of the patent (with respect to all other Confidential Information).

All Confidential Information communicated by SLU to LICENSEE, including, without limitation, information contained in patent applications, shall be received in strict confidence by LICENSEE, used only for the purposes of this Agreement and not disclosed by LICENSEE or its agents or employees (“Representatives”) without the prior written consent of SLU, unless such information is required to be disclosed by law, provided that LICENSEE shall first give notice to SLU of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such information. Nothing contained herein shall prevent LICENSEE from disclosing Confidential Information to Sublicensees so long as such Sublicensees agree to be bound by these confidentiality provisions.

13. CHOICE OF LAW; DISPUTE RESOLUTION

13.1. Governing Law/Venue. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of Missouri. The Parties agree that any action to interpret and/or enforce the terms of this Agreement shall be brought in the Circuit Court for St. Louis City or the United States District Court for the Eastern District of Missouri, and the Parties consent to the jurisdiction and venue of those courts.

13.2. Amicable Resolution. The Parties shall attempt to settle any controversy between them amicably. To this end, a senior executive from each Party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced.

13.3. Mediation. If a controversy arises out of or relates to this Agreement, or the breach thereof, and if the controversy cannot be settled through amicable resolution, the Parties agree to try in good faith to settle the controversy by mediation. The Party seeking mediation shall propose [***] mediators, each of whom shall be a lawyer licensed to practice by the state of Missouri, having practiced actively in the field of commercial law for at least [***] years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing other courses of remedy, including but not limited to if said negotiations do not result in a signed written settlement agreement within [***] days after written notice that amicable resolution negotiations have commenced.

13.4. Costs. The Party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, , as well as for any ancillary proceeding.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.5. Survival. The provisions of this Section shall survive expiration or termination of this Agreement.

14. NOTICES; PAYMENT INFORMATION

Except as otherwise provided, payments to be made hereunder to SLU shall be made by wiring the required amount to SLU’s bank in accordance with SLU’s instructions or by mailing or sending by commercial courier checks to SLU’s address. Except as otherwise provided, notices and reports provided for herein shall effectively be given by mailing the same by certified or registered mail or by delivery by commercial courier, in each case properly addressed with charges prepaid. For the purposes of making payments and giving notices, the addresses of the Parties are as follows:

Saint Louis University

3700 West Pine Mall

Fusz Memorial Hall, Second Floor

St Louis, MO 63108

Attn: Director, Office of Innovation and Intellectual Property

Ultragenyx Pharmaceutical Inc.

77 Digital Drive

Suite 210

Novato, CA 94949

Attn: Chief Executive Officer

or to such subsequent addresses as either Party may furnish the other by giving notice thereof as provided in this Section 14.

15. MISCELLANEOUS

15.1. Assignment. Any attempt to assign or transfer this Agreement or any portion thereof in violation of this Section shall be void. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other

Party, nor is this Agreement intended to confer upon any other Party except the Parties hereto any rights or remedies hereunder; provided, however, that LICENSEE may assign any or all of its rights and interests and delegate its obligations hereunder to any of its Affiliates (whether present or future) (provided that no such assignment to an Affiliate shall relieve assignor of its obligations hereunder); and provided further, that LICENSEE may assign its rights and interests and delegate its obligations hereunder (i) in connection with a Sale Transaction or (ii) as collateral to any of LICENSEE’s lenders or any of LICENSEE’s (or its Affiliate’s) lenders. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their successors and permitted assigns. For greater certainty, LICENSEE shall not be required to make any payment whatsoever to SLU for the cash or non-cash proceeds received by LICENSEE or the holders of LICENSEE’s equity (as and when received) with respect to any Sale Transaction.

15.2. Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.3. Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by the Parties.

15.4. Force Majeure. Any delays in performance by any Party under this Agreement (other than the payment of monies due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to, acts of god, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

15.5. Independent Contractors. In making and performing this Agreement, SLU and LICENSEE act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between SLU and LICENSEE. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party except as specifically provided herein.

15.6. Use of SLU’s Name. Except as otherwise provided herein or required by law, LICENSEE will not originate any publication, news release or other public announcement, written or oral, whether in the public press or otherwise, relating to this Agreement or to the performance hereunder, without the prior written approval of SLU, which approval will not be unreasonably withheld. Such planned publication, news release or other public announcement shall be provided at least fourteen (14) days in advance for approval by SLU. SLU agrees that LICENSEE may make known in promotional and technical literature that the Patent Rights and Technology were developed at SLU; provided, however, that such use shall not state or imply that SLU has any relationship with LICENSEE other than as licensor.

15.7. Markings. LICENSEE shall comply with all applicable United States and foreign statutes related to the marking of Licensed Product(s) and Licensed Product(s) packaging with patent pending, patent number(s), copyrights or other intellectual property notices and legends required to maintain the intellectual property rights licensed in this Agreement.

15.8. Entity Status. If LICENSEE or a Sublicensee does not qualify, or loses qualification, as a small entity as provided by the United States Patent and Trademark Office, LICENSEE must notify SLU immediately.

15.9. Publication. LICENSEE agrees that SLU (including its employees) shall have a right to publish on the Technology in scholarly journals in accordance with its general policies and academic mission, and that this Agreement shall not restrict, in any fashion, SLU’s right to publish on the Technology provided however that SLU shall provide LICENSEE with advance notice of any publication.

15.10. Severability. If any term, condition or provision of this Agreement is held to be unenforceable by a court having proper jurisdiction for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent of the law.

15.11. Compliance with Law. LICENSEE shall comply with and shall insure that any Affiliate or Sublicensee complies with all government statutes and regulations that relate to Licensed Products, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1979 (50 App. U.S.C. §2401 et seq.), as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country. Without limiting the generality of the foregoing, LICENSEE agrees that all Licensed Products used or sold in the United States shall be manufactured substantially in the United States to the extent required by Federal law.

15.12. Export Control Regulations. The Technology is subject to, and LICENSEE agrees to comply in all respects with U.S. export controls under the Export Administration Regulations (15 C.F.R. Part 734 et seq.) and U.S. economic sanctions and embargoes codified in 31 C.F.R. Chapter V. LICENSEE agrees that LICENSEE bears sole responsibility for understanding and complying with current U.S. trade controls laws and regulations as applicable to its activities subject to this Agreement. LICENSEE agrees not to sell any goods, services, or technologies subject to this Agreement, or to release or disclose or re-export the same: (i) to any destination prohibited by U.S. law, including any destination subject to U.S. economic embargo; (ii) to any end-user prohibited by U.S. law, including any person or entity listed on the U.S. government’s Specially Designated Nationals list, Denied Parties List, Debarred Persons List, Unverified List, or Entities List; (iii) to any foreign national in the U.S. or abroad without prior license if required; or (iv) to any user, for any use, or to any destination without prior license if required.

15.13. Violation of Laws and Reformation. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto. In lieu of such inoperative words, sentences, paragraphs or clauses, or combination of clauses, there will be added automatically as part of this Agreement, a valid, enforceable and operative provision as close to the original language as may be possible which preserves the economic benefits to the Parties.

15.14. Waiver. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance. Waiver of one term, covenant or condition, shall not be construed as waiver of any other term, covenant or condition.

15.15. Entire Agreement. This Agreement and Exhibits attached hereto contain the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement.

15.16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

SAINT LOUIS UNIVERSITY

By:	/s/ Raymond C. Tait
Title: Vice President, Research

ULTRAGENYX PHARMACEUTICAL, INC.

By:	/s/ Emil D. Kakkis
Title: President and Chief Executive Officer